SEVENTH AMENDMENT TO THE
MORRISON RETIREMENT PLAN

        THIS SEVENTH AMENDMENT is made on this   5th   day of   October  , 2004, by RUBY TUESDAY, INC., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

W I T N E S S E T H:

        WHEREAS, the Primary Sponsor maintains the Morrison Retirement Plan (the “Plan”), which was last amended and restated under an indenture dated October 21, 1994; and

        WHEREAS, the Primary Sponsor desires to amend the Plan to correct a clerical error with respect to the calculation of the amount payable under the alternate form of benefit described in Section 6.2(b)(1) of the Plan (the “Social Security Leveling Option”); and

        WHEREAS, the Primary Sponsor desires to make the correction on a prospective basis so that it will not affect or reduce the benefits of Participants who retired before November 1, 2004, and elected to receive payments under the Social Security Leveling Option.

        NOW, THEREFORE, effective for Participants whose retirement date is on or after November 1, 2004, the Plan is hereby amended by deleting the table entitled “Social Security Adjustment Option Factors” in Appendix C to the Plan in its entirety and by substituting the factors in the attached Exhibit I in its stead.

        Except as specifically amended hereby, the Plan as in effect prior to this Seventh Amendment shall remain in full force and effect.

        IN WITNESS WHEREOF, the Primary Sponsor has caused this Seventh Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.
By:/s/ Samuel E. Beall, III
Title: Chairman and CEO

   Exhibit I

Social Security Adjustment Option Factors

	Participant's Age at Social Security Commencement
		65			64			63			62
Years From
Benefit	(a)		(b)	(a)		(b)	(a)		(b)	(a)		(b)
Commencement
to Social			Alternate			Alternate			Alternate			Alternate
Security	Adjustment		Adjustment	Adjustment		Adjustment	Adjustment		Adjustment	Adjustment		Adjustment
Commencement	Factor		Factor	Factor		Factor	Factor		Factor	Factor		Factor
1	0.886		8.764	0.888		8.957	0.891		9.146	0.893		9.332
2	0.787		4.695	0.791		4.790	0.795		4.883	0.799		4.975
3	0.701		3.344	0.706		3.406	0.712		3.468	0.717		3.528
4	0.626		2.673	0.632		2.719	0.638		2.764	0.644		2.808
5	0.560		2.273	0.567		2.309	0.573		2.345	0.580		2.379
6	0.502		2.009	0.509		2.039	0.516		2.067	0.523		2.095
7	0.451		1.823	0.459		1.847	0.466		1.871	0.472		1.895
8	0.406		1.684	0.414		1.705	0.421		1.726
9	0.366		1.578	0.374		1.597
10	0.331		1.495

These factors are multiplied by the estimated Social Security benefit payable at the stated age and the result, plus the early retirement benefit payable under the Plan, is the benefit payable until the selected age is attained.

The “Alternate Adjustment Factor” will be used if, under this form of benefit, the Participant’s entire Accrued Benefit will be distributed on or before the date that the Participant’s Social Security benefit is projected to commence.

These factors shall apply to Participants who retire on or after November 1, 2004. The table in effect prior to the adoption of the SEVENTH AMENDMENT to the Plan shall apply to Participants who retired before such date.